Exhibit 5

Nutter McClennen & Fish LLP

World Trade Center West

155 Seaport Boulevard

Boston, MA 02210-2604

June 12, 2006

12771-40

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, FL 33487

Ladies and Gentlemen:

We have acted as counsel to Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 100,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share, authorized to be issued pursuant to an inducement stock option grant and an inducement restricted stock grant to Jordan Siegel (the “Inducement Awards”).

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

The opinion expressed below is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered, and paid for in accordance with the Inducement Awards, will be validly issued, fully paid, and nonassessable.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP